Exhibit 99.1

News Release

Contact: Media:	Thomas H. Lyles, Executive Chief Officer and acting Principal Financial Officer
843-388-8433

Website: www.tidelandsbank.com

EARNINGS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

AUGUST 4, 2011

Tidelands Bancshares, Inc. reported that its second quarter 2011 net loss improved 49% from the same quarter of 2010, after accruals for dividends payable on preferred stock held by the U. S. Treasury.  Net loss for the quarter ended June 30, 2011 was $4.1 million as compared to $8.1 million for the quarter ended June 30, 2010.  For the six month period, the loss declined from $10.1 million at June 30, 2010 to $8.6 million at June 30, 2011, an improvement of 15%.  The improvement was driven by a reduction in the provision for possible loan losses of 46% for the quarter and 23% for the six month year-to-date period as compared to the same periods of the prior year.  Improvement in a number of asset quality metrics permitted the reduction in provision expense.  Loans past due 90 days or more and nonaccrual loans were reduced 29.6% from the beginning of 2011 to June 30, 2011.  Total loans past due 30 days or more declined $9.7 million during the first six months of 2011.

Capital ratios at Tidelands Bank, the subsidiary of Tidelands Bancshares, Inc., remained in excess of statutory requirements.  The Bank’s leverage ratio of 5.42% exceeds the 4% requirement to be adequately capitalized under bank regulations.

Tidelands Bank operates seven coastal area branches in Horry County, Charleston Tri-County, and Beaufort County.  Tidelands Bancshares, Inc.’s common stock trades under the symbol TDBK.pk.

For further information contact:  Thomas H. Lyles

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the quarter ended June 30, 2011 are unaudited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Consolidated Statements of Operations

For the six and three months ended June 30, 2011 and 2010

(Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Interest income:
Loans, including fees	$10,918,450	$12,425,237	$5,287,547	$6,101,689
Securities available for sale, taxable	1,036,598	4,189,763	525,886	1,701,796
Securities available for sale, non-taxable	—	37,723	—	15,533
Federal funds sold	28,708	37,426	12,789	24,705
Other interest income	129	879	28	763
Total interest income	11,983,885	16,691,028	5,826,251	7,844,486
Interest expense:
Time deposits $100,000 and over	1,384,739	1,305,127	679,073	633,543
Other deposits	1,747,481	3,720,647	824,928	1,660,361
Other borrowings	1,235,551	1,781,962	697,217	860,838
Total interest expense	4,367,771	6,807,736	2,201,218	3,154,742
Net interest income	7,616,114	9,883,292	3,625,033	4,689,744
Provision for loan losses	7,502,000	9,750,000	3,300,000	6,150,000
Net interest income (loss) after provision for loan losses	114,114	133,292	325,033	(1,460,256)

Noninterest income (loss):
Service charges on deposit accounts	25,662	22,809	12,827	11,555
Residential mortgage origination income	81,576	124,091	32,090	58,125
Gain on sale of securities available for sale	—	1,347,131	—	1,208,289
Other service fees and commissions	294,723	261,046	138,604	130,367
Increase in cash surrender value of BOLI	271,775	273,452	136,838	140,067
Loss on extinguishment of debt	—	(1,619,771)	—	(2,019,771)
Other	22,506	34,380	16,302	21,470
Total noninterest income (loss)	696,242	443,138	336,661	(449,898)
Noninterest expense:
Salaries and employee benefits	3,197,144	3,959,284	1,504,930	1,919,625
Net occupancy	802,213	820,713	409,918	414,003
Furniture and equipment	415,965	446,144	212,632	235,109
Other real estate owned expense	1,782,133	1,590,816	928,856	1,390,655
Other operating	2,790,626	3,419,717	1,552,595	2,035,644
Total noninterest expense	8,988,081	10,236,674	4,608,931	5,995,036
Loss before income taxes	(8,177,725)	(9,660,244)	(3,947,237)	(7,905,190)
Income tax benefit	(48,692)	—	(48,692)	—
Net loss	(8,129,033)	(9,660,244)	(3,898,545)	(7,905,190)
Accretion of preferred stock to redemption value	110,736	103,616	55,368	51,808
Preferred dividends accrued	361,200	363,207	180,600	182,607
Net loss available to common shareholders	$(8,600,969)	$(10,127,067)	$(4,134,513)	$(8,139,605)
Loss per common share
Basic loss per share	$(2.10)	$(2.48)	$(1.02)	$(1.99)
Diluted loss per share	$(2.10)	$(2.48)	$(1.02)	$(1.99)
Weighted average common shares outstanding
Basic	4,086,502	4,087,917	4,041,341	4,085,622
Diluted	4,086,502	4,087,917	4,041,341	4,085,622

Tidelands Bancshares, Inc. and Subsidiary

Consolidated Balance Sheets

	June 30,	December 31,
	2011	2010
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents:
Cash and due from banks	$5,612,472	$3,657,977
Federal funds sold	17,673,000	24,069,000
Total cash and cash equivalents	23,285,472	27,726,977
Securities available-for-sale	55,614,045	57,955,698
Nonmarketable equity securities	4,290,750	5,267,750
Total securities	59,904,795	63,223,448
Mortgage loans held for sale	—	—
Loans receivable	404,544,682	437,688,015
Less allowance for loan losses	11,183,245	11,459,047
Loans, net	393,361,437	426,228,968
Premises, furniture and equipment, net	22,394,960	22,422,388
Accrued interest receivable	1,833,663	1,928,992
Bank owned life insurance	14,686,401	14,414,626
Other real estate owned	18,108,543	11,905,865
Other assets	2,274,783	3,439,207
Total assets	$535,850,054	$571,290,471

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$14,883,850	$14,573,484
Interest-bearing transaction accounts	23,023,246	26,474,037
Savings and money market accounts	112,893,814	142,644,095
Time deposits $100,000 and over	185,813,171	176,293,300
Other time deposits	109,342,262	121,008,483
Total deposits	445,956,343	480,993,399

Securities sold under agreements to repurchase	20,000,000	20,000,000
Advances from Federal Home Loan Bank	34,000,000	27,000,000
Junior subordinated debentures	14,434,000	14,434,000
ESOP borrowings	1,525,000	1,625,000
Accrued interest payable	1,676,671	1,510,282
Other liabilities	2,588,558	2,085,131
Total liabilities	520,180,572	547,647,812

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.01 par value and liquidation value per share of $1,000, 10,000,000 shares authorized, 14,448 issued and outstanding at June 30, 2011 and December 31, 2010	13,847,628	13,736,892
Common stock, $.01 par value, 10,000,000 shares authorized; 4,277,176 shares issued and outstanding at June 30, 2011 and December 31, 2010	42,772	42,772
Common stock-warrant, 571,821 shares outstanding at June 30, 2011 and December 31, 2010	1,112,248	1,112,248
Unearned ESOP shares	(1,794,232)	(1,907,361)
Capital surplus	43,298,769	43,404,879
Retained deficit	(41,105,125)	(32,504,156)
Accumulated other comprehensive income	267,422	(242,615)
Total shareholders’ equity	15,669,482	23,642,659
Total liabilities and shareholders’ equity	$535,850,054	$571,290,471